SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 13, 2009

MORTGAGEBROKERS.COM HOLDINGS, INC.
(Exact name of registrant as specified in Charter)

Delaware	333-105778	05-0554486
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

260 Edgeley Boulevard, Suite 11
Concord, Ontario L4K 3Y4
 (Address of Principal Executive Offices)

(877) 410-4848
 (Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On May 13, 2009, MortgageBrokers.com Holdings, Inc. (the “Company”) gave notice to RE/MAX Ontario-Atlantic Canada Inc. (“RE/MAX”) that the Company intends to terminate its agreement with RE/MAX on June 12, 2009 in accordance with the provisions of the agreement.  The agreement was originally executed on January 31, 2006 and thereafter amended on May 25, 2006. The agreement provided the terms for a referral arrangement between RE/MAX sales associates and the Company’s mortgage agents in the Province of Ontario and Atlantic Canada.

The primary reason for termination of the agreement was that the Company’s management felt that the agreement terms had become an impediment to the referral arrangement’s performance.

Termination of the agreement does not affect the Company’s ability to continue to work with RE/MAX Franchisees and their sales associates on existing or new referral fee arrangements.

Termination of the agreement will likely result in:

•	RE/MAX no longer providing any ongoing program market support following termination;
•
the possible termination or promoting by RE/MAX of the RE/MAX registered retirement plan for RE/MAX franchisee sales associates where-in most referral commissions paid by the Company to RE/MAX sales associates prior to termination were directed and as a result future referral commissions would possibly be paid by the Company directly through the RE/MAX franchisee to the sales associate; and,

•
The Company will no longer be obligated to pay annual stock-based compensation for the remaining term of the agreement to RE/MAX equal to 25% per year of RE/MAX and affiliates original investment participation in the Company’s private Placement memorandum that closed on June 9, 2006.

The Company does not expect the termination of this agreement to materially impact the Company as the mortgage origination volume from RE/MAX referrals amounted to less than 4% of the Company’s total mortgage origination volume in 2009.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

N/A

(b) Pro Forma Financial Information.

N/A

(c) Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MORTGAGEBROKERS.COM HOLDINGS, INC.

Date: May 22, 2009	By:	/s/ Alex Haditaghi
Alex Haditaghi Chief Executive Officer